Free Writing Prospectus, dated March 10, 2022

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated February 24, 2022

Registration Statement Nos. 333-261612 and 333-261612-01

DTE Electric Securitization Funding I LLC

(Issuing Entity)

PRICING TERM SHEET

$235,800,000 Senior Secured Securitization Bonds, Series 2022A

March 10, 2022

Issuing Entity:	DTE Electric Securitization Funding I LLC

Sponsor, Depositor and Initial Servicer:	DTE Electric Company

Trustee:	The Bank of New York Mellon

Sole Bookrunner:	Citigroup Global Markets Inc.

Co-Manager:	BNY Mellon Capital Markets, LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	March 17, 2022(2)

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2022

Annual Report Commencement Date:	March 31, 2023

Applicable Time:	12:19 PM (Eastern time) on March 10, 2022

Proceeds:	The total initial price to the public is $235,760,170. The total amount of the underwriting discounts and commissions is $943,200. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $4,716,970) is $234,816,970. The net proceeds of this offering are expected to be approximately $230,100,000, after deducting underwriting discounts and commissions and initial costs of the transaction.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the bonds against payment for the bonds on or about March 17, 2022, which will be the fifth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds prior to the second business day prior to settlement will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Expected Weighted Average Life (Years)	Principal Amount Offered	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public	Underwriting Discounts and Commissions(3)	Proceeds to Issuing Entity (Before Expenses)
A-1	2.73	$183,593,000	12/1/2026	12/1/2027	2.64%	99.98726%	0.400%	$182,835,238
A-2	9.66	$52,207,000	12/1/2035	12/1/2036	3.11%	99.96851%	0.400%	$51,981,732

(3)	Interest on the bonds will accrue from March 17, 2022 and must be paid by the purchaser if the bonds are delivered after that date.

	Tranche A-1	Tranche A-2
CUSIP	23345GAA8	23345GAB6
ISIN	US23345GAA85	US23345GAB68

EXPECTED SINKING FUND SCHEDULE(1)

Semi- Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal
Closing Date	$0	$0
December 1, 2022	$21,266,095.63	$0
June 1, 2023	$18,739,893.47	$0
December 1, 2023	$20,380,501.26	$0
June 1, 2024	$19,249,539.14	$0
December 1, 2024	$20,827,673.36	$0
June 1, 2025	$19,676,383.44	$0
December 1, 2025	$21,379,891.50	$0
June 1, 2026	$21,246,735.42	$0
December 1, 2026	$20,826,286.78	$0
June 1, 2027	$0	$2,695,107.26
December 1, 2027	$0	$2,380,787.72
June 1, 2028	$0	$2,696,109.14
December 1, 2028	$0	$2,546,291.64
June 1, 2029	$0	$2,817,151.03
December 1, 2029	$0	$2,599,185.58
June 1, 2030	$0	$2,886,242.62
December 1, 2030	$0	$2,708,882.92
June 1, 2031	$0	$2,988,698.52
December 1, 2031	$0	$2,791,627.42
June 1, 2032	$0	$3,090,417.26
December 1, 2032	$0	$2,881,171.56
June 1, 2033	$0	$3,170,970.39
December 1, 2033	$0	$2,997,807.61
June 1, 2034	$0	$3,284,336.14
December 1, 2034	$0	$3,088,636.99
June 1, 2035	$0	$3,380,040.52
December 1, 2035	$0	$3,203,535.68
Total Payments	$183,593,000.00	$52,207,000.00

(1)	Totals may not add up due to rounding.

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE PER TRANCHE(1)

Semi- Annual Payment Date	Tranche A-1 Balance(2)	Tranche A-2 Balance(3)
Closing Date	$183,593,000.00	$52,207,000.00
December 1, 2022	$162,326,904.37	$52,207,000.00
June 1, 2023	$143,587,010.90	$52,207,000.00
December 1, 2023	$123,206,509.64	$52,207,000.00
June 1, 2024	$103,956,970.50	$52,207,000.00
December 1, 2024	$83,129,297.14	$52,207,000.00
June 1, 2025	$63,452,913.70	$52,207,000.00
December 1, 2025	$42,073,022.20	$52,207,000.00
June 1, 2026	$20,826,286.78	$52,207,000.00
December 1, 2026	$0	$52,207,000.00
June 1, 2027	$0	$49,511,892.74
December 1, 2027	$0	$47,131,105.02
June 1, 2028	$0	$44,434,995.88
December 1, 2028	$0	$41,888,704.24
June 1, 2029	$0	$39,071,553.21
December 1, 2029	$0	$36,472,367.63
June 1, 2030	$0	$33,586,125.01
December 1, 2030	$0	$30,877,242.09
June 1, 2031	$0	$27,888,543.57
December 1, 2031	$0	$25,096,916.15
June 1, 2032	$0	$22,006,498.89
December 1, 2032	$0	$19,125,327.33
June 1, 2033	$0	$15,954,356.94
December 1, 2033	$0	$12,956,549.33
June 1, 2034	$0	$9,672,213.19
December 1, 2034	$0	$6,583,576.20
June 1, 2035	$0	$3,203,535.68
December 1, 2035	$0	$0

(1)	Totals may not add up due to rounding.
(2)	To be paid from Distribution Securitization Charges and Power Supply Securitization Charges.
(3)	To be paid from Power Supply Securitization Charges only.

Expected Principal Contribution Obligation Balance Schedule(1)

	Tranche A-1			Tranche A-2
Semi-Annual Payment Date	Tree Trim	River Rouge	Total A-1	River Rouge
Closing Date	$0	$0	$0	$0
December 1, 2022	$19,324,832.00	$1,941,263.63	$21,266,095.63	$0
June 1, 2023	$16,883,445.05	$1,856,448.42	$18,739,893.47	$0
December 1, 2023	$17,106,306.53	$3,274,194.73	$20,380,501.26	$0
June 1, 2024	$17,332,109.77	$1,917,429.37	$19,249,539.14	$0
December 1, 2024	$17,560,893.62	$3,266,779.74	$20,827,673.36	$0
June 1, 2025	$17,792,697.42	$1,883,686.02	$19,676,383.44	$0
December 1, 2025	$18,027,561.02	$3,352,330.48	$21,379,891.50	$0
June 1, 2026	$18,265,524.83	$2,981,210.59	$21,246,735.42	$0
December 1, 2026	$18,506,629.76	$2,319,657.02	$20,826,286.78	$0
June 1, 2027	$0	$0	$0	$2,695,107.26
December 1, 2027	$0	$0	$0	$2,380,787.72
June 1, 2028	$0	$0	$0	$2,696,109.14
December 1, 2028	$0	$0	$0	$2,546,291.64
June 1, 2029	$0	$0	$0	$2,817,151.03
December 1, 2029	$0	$0	$0	$2,599,185.58
June 1, 2030	$0	$0	$0	$2,886,242.62
December 1, 2030	$0	$0	$0	$2,708,882.92
June 1, 2031	$0	$0	$0	$2,988,698.52
December 1, 2031	$0	$0	$0	$2,791,627.42
June 1, 2032	$0	$0	$0	$3,090,417.26
December 1, 2032	$0	$0	$0	$2,881,171.56
June 1, 2033	$0	$0	$0	$3,170,970.39
December 1, 2033	$0	$0	$0	$2,997,807.61
June 1, 2034	$0	$0	$0	$3,284,336.14
December 1, 2034	$0	$0	$0	$3,088,636.99
June 1, 2035	$0	$0	$0	$3,380,040.52
December 1, 2035	$0	$0	$0	$3,203,535.68
Total Payments	$160,800,000.00	$22,793,000.00	$183,593,000.00	$52,207,000.00

(1)	Totals may not add up due to rounding.

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, DTE Electric Company and the underwriters, for whom Citigroup Global Markets Inc. is acting as representative, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
Citigroup Global Markets Inc.	$156,054,000	$44,376,000
BNY Mellon Capital Markets, LLC	$27,539,000	$7,831,000
Total	$183,593,000	$52,207,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.16%
Tranche A-2	0.24%	0.16%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.97 Standard Deviations from Mean)		-15% (4.96 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	2.73	2.73	0	2.75	7
A-2	9.66	9.66	0	9.67	4

*	Number is rounded to whole days

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the bonds and is equal to an overestimate of electricity consumption of 5% (1.97 standard deviations from mean) or 15% (4.96 standard deviations from mean); (ii) the Servicer makes timely and accurate filings to make True-Up Adjustments to the Securitization Charges semi-annually; (iii) customer net charge-off rates are held constant at 0.90% for all classes of customers; (iv) average days outstanding are based upon historical averages; (v) all Securitization Charges are remitted 38 days after such charges are billed; (vi) operating expenses are equal to projections, and no series of additional securitization bonds are issued; (vii) there is no acceleration of the applicable Final Maturity Date of the bonds; (viii) a permanent loss of all Power Supply Customers and Distribution Customers required to pay each Securitization Charge, as the case may be, has not occurred; and (ix) the issuance date of the bonds is March 17, 2022. There can be no assurance that the weighted average lives of the bonds will be as shown.

DTE Electric Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents DTE Electric Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, DTE Electric Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.